Exhibit 99.1

Press Release September 7, 2005	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Announces New Credit Facility

FORT WAYNE, INDIANA, September 7, 2005 – Steel Dynamics, Inc. – (NASDAQ: STLD) (the “Company”), announced today that it has replaced its existing $230 million senior secured revolving credit facility with a new 5-year $350 million senior secured revolving credit facility. With completion of the refinancing, the Company increased its liquidity from approximately $200 million to $335 million, with the opportunity to increase the new facility by an additional $100 million during the next five years. The new facility is secured by substantially all of the Company’s accounts receivable and inventories. The proceeds from the revolver will be available to fund working capital and other general corporate purposes.

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace and the financial markets. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to the Company’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:	Gary Heasley, Vice President & CFO Phone 260.969.3554 or Fax 260.969.3592